Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated February 3, 2006
Relating to Preliminary Prospectus dated January 19, 2006
Registration No. 333-127526

CROCS, INC.

Crocs, Inc. is providing you with the following information in connection with its initial public offering:

Changes in Financial Management and Personnel

        On Thursday, February 2, 2006, we hired Peter S. Case as our Senior Vice President—Finance, effective as of Monday, February 6, 2006. After a brief transition period, on or about April 1, 2006, we expect that Mr. Case will replace Caryn D. Ellison as our Chief Financial Officer and Ms. Ellison will become our Vice President—Finance.

        Mr. Case served as the Executive Vice-President, Chief Financial Officer and Treasurer of Ashworth, Inc., a Nasdaq-listed sports apparel and accessories company, from September 2005 to February 2006. From June 2000 to September 2005, Mr. Case served in several executive and managerial positions with Ashworth, including Director of Finance, Vice President of Finance, and Senior Vice President of Finance and Information Technology. While at Ashworth, Mr. Case also engaged in numerous management initiatives, such as the reorganization of Ashworth's European operations and the implementation of a new company-wide information technology system. We believe Mr. Case will strengthen our finance group, particularly because of his experience with international business operations and public company reporting obligations.

        We expect to grant Mr. Case 120,000 options to purchase shares of our common stock, at a price per share equal to the initial public offering price. Such options will be issued under our 2005 Equity Incentive Plan, and will vest over a term of four years, with 25% vesting at the end of the first full year of employment, and the remainder vesting ratably on a monthly basis over the subsequent 36 months.

        On Thursday, February 2, 2006, we hired a new corporate controller, effective as of Monday, February 6, 2006, and he will be responsible primarily for external financial reporting and technical accounting matters. Effective January 31, 2006, our current corporate controller resigned from his position to return to public accounting but he has agreed to continue to serve as a full-time consultant to us in order to assist with transition and SEC reporting matters, and we expect him to remain with us in this capacity until on or about April 1, 2006. In addition, we have recently added a director of internal audit.

        We believe that the new employees referred to above will enhance our finance and accounting staff. However, the addition of these employees is also subject to risks and uncertainties, including the risk that we will not be able to successfully assimilate these new employees into our management and/or finance and accounting staff, and that our business could suffer due to any such failure. The changes in our finance and accounting staff are also subject to other risks and uncertainties, including those discussed in the section entitled "Risk Factors" in our Preliminary Prospectus, dated January 19, 2006.

To review a filed copy of our current registration statement, click on the following link: http://www.sec.gov/Archives/edgar/data/1334036/000104746906001232/a2163088zs-1a.htm

CROCS, INC. ("CROCS") HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS CROCS HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT CROCS AND THIS OFFERING. YOU MAY OBTAIN THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE. ALTERNATIVELY, CROCS, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-877-371-5212.

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